Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-139180) pertaining to the 2006 Equity Incentive Plan of Susser Holdings Corporation of our report dated April 2, 2007, with respect to the consolidated financial statements of Susser Holdings Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young, LLP

San Antonio, Texas

April 2, 2007